Gary Bloom Joins BMC Software Board of Directors

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Mark Stouse
BMC Software
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713-918-2714

BMC Software
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Houston, TX 77042
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HOUSTON, September 26, 2007 - BMC Software (NYSE: BMC) announced today that
Gary Bloom will join its board of directors, effective October 1, 2007.
Mr. Bloom brings more than 20 years of senior executive experience in software technology to the BMC Software Board of Directors. Most recently, he was vice chairman and president of Symantec, which he joined in 2005 through the company's merger with VERITAS Software, where he was chairman, president, and chief executive officer of the company. Under Mr. Bloom's leadership, VERITAS revenues grew from approximately $1.2 billion in 2000 to more than $2 billion in 2004.
Earlier in his career, Mr. Bloom spent 14 years at Oracle Corporation, rising to the rank of executive vice president. He led the company's database business, worldwide marketing, support, education, and alliance organizations, and was responsible for mergers and acquisitions.
"Gary has a wonderful track record with companies that grew quickly and profitably," said Garland Cupp, chairman of the board, BMC Software. "We believe that he will be an exceptionally strong and independent addition to
BMC's board of directors."
Bob Beauchamp, BMC's president and chief executive officer, added: "Gary's election to the BMC board of directors is an enormously positive move for the company. The quality of his character and business acumen prompted me to nominate him for this board seat, and I am really looking forward to working with him."
Mr. Bloom said: "BMC Software's leadership in Business Service Management is a powerful growth engine for the company. It's clear to me that customers, partners and the analyst community believe in BMC, both in terms of the company's vision and its ability to consistently execute. Bob Beauchamp and the board of directors have set a very high bar for board involvement at
BMC, and I'm looking forward to being a part of the company's continued
growth and leadership."
Mr. Bloom has previously served on the boards of four publicly traded companies: Virata, Globespan Virata, VERITAS, and Symantec. He presently is a member of the board of directors of Taleo, a leading provider of on demand talent management solutions. He holds a bachelor's degree in Computer
Science from California Polytechnic State University where he currently serves on the President's Cabinet and is the Chairman of the Board of the
Cal Poly Foundation.
About BMC Software
BMC Software is a leading global provider of enterprise management solutions that empower companies to automate their IT and increase its business value.
Delivering Business Service Management, BMC solutions span enterprise systems, applications, databases and service management. For the four fiscal quarters ended June 30, 2007, BMC revenue was approximately $1.6 billion.
Visit www.bmc.com for more information.
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